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                                                                    Exhibit 23.2

We have issued our reports dated April 12, 2000 on The North Face (Europe) Limited financial statements for each of the three years in the period ended December 31, 1999, which accompany the consolidated financial statements of The North Face, Inc. appearing in the December 31, 1999 Annual Report on Form 10-K. Our December 31, 1999 report expresses an unqualified opinion and includes an explanatory paragraph referring to the substantial doubt of the ability of The North Face (Europe) Limited to continue as a going concern. We consent to the incorporation by reference in the Registration Statements Nos. 333-58629 and 333-70405 on Form S-3 and Registration Statements Nos. 333-12243 and 333-12633 on Form S-8 of The North Face, Inc. of the aforementioned reports on The North Face (Europe) Limited dated April 12, 2000.

GRANT THORNTON

Glasgow, Scotland
April 13, 2000